Exhibit 5.1

[Letterhead of Greenberg Traurig, LLP]

December 21, 2004

Terremark Worldwide, Inc.
2601 South Bayshore Drive
Miami, Florida 33133

Re:	Terremark Worldwide, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as special counsel to Terremark Worldwide, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $86,250,000 aggregate principal amount at maturity of its 9% Senior Convertible Notes due 2009 (the “Notes”) issued under that certain Indenture, dated as of June 14, 2004 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and (ii) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Notes pursuant to the Indenture, in each case as contemplated by that certain Registration Rights Agreement, dated as of June 14, 2004 (the “Registration Rights Agreement”), by and among the Company and the initial purchasers named therein. The Notes and the Shares are to be offered and sold by certain securityholders of the Company.

     In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following: (i) the Registration Statement, including all exhibits thereto; (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) an executed copy of the Notes; (v) the Restated Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware; and (vi) the Bylaws of the Company; and (vii) resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth in paragraph 1 below, we have also assumed that the Notes were duly authenticated by the Trustee. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York and other than Delaware corporate law in connection with the transactions contemplated by the Registration Rights Agreement, the Notes and the Indenture.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     1. The Notes have been duly authorized by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and

     2. The Shares initially issuable upon conversion of the Notes pursuant to the Indenture have been duly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

     Our opinion as to enforceability of the Notes is subject to the qualification that certain provisions thereof may be unenforceable in whole or in part under the laws of the States of Delaware and New York, as applicable, but the inclusion of any such provision will not affect the validity of the Notes and each of them contain legally adequate provisions for the realization of the principal legal rights and benefits afforded thereby. We express no opinion concerning federal or state securities laws.

     Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York that, in our experience, are applicable to securities of the type covered by the Registration Statement. We do not express any opinion with respect to the law of any jurisdiction other than the aforementioned jurisdictions or as to the effect of the laws of any such non-opined on jurisdictions on the opinions herein stated. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

     This opinion is for your benefit and it may not be reprinted, reproduced or distributed to any other person for any purpose without our prior written consent, except that we hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with the transactions contemplated by herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Respectfully submitted,

GREENBERG TRAURIG, LLP

/s/ GREENBERG TRAURIG, LLP